Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in each of the Registration Statements on Form S-3 (Nos. 333-228292 and 333-232880) and on Form S-8 (Nos. 333-143590, 333-176476, 333-190796, 333-206326, 333-222734, 333-190796, and 333-232879), of our report dated March 12, 2020 included in this Annual Report on Form 10-K of BioDelivery Sciences International, Inc. and subsidiaries (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2019, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and Schedule II – Valuation and Qualifying Accounts and Reserves for each of the years in the two-year period ended December 31, 2019.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
March 11, 2021